UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2015

Blue Sphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada
333-147716
98-0550257
(State or Other Jurisdiction
of Incorporation or Organization)
(Commission File Number)
(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Orbit Energy Charlotte, LLC Membership Interest Purchase Agreement

By way of background, on November 19, 2014, Bluesphere Corporation (“BSC”) and Orbit Energy, Inc., a North Carolina corporation (“Seller”) entered into and signed an amended and restated purchase agreement pursuant to which BSC purchased all of Seller’s right, title and interest in, to and under Orbit Energy Charlotte, LLC, a North Carolina limited liability company (“Project LLC”) subject to the payment of $917,764 (the “Development Fee”) by no later than January 15, 2015. BSC did not pay Seller the Development Fee by January 15, 2015 and, as such, ownership of Project LLC reverted back to Seller.

On January 30, 2015, BSC entered into and signed the Orbit Energy Charlotte, LLC Membership Interest Purchase Agreement by and among Seller, Concord Energy Partners, LLC, a Delaware limited liability company (“Buyer”) and Project LLC (the “New OEC Purchase Agreement”) pursuant to which (i) Buyer purchased all of Seller’s right, title and interest in and to the membership interests of Project LLC (the “Interests”), (ii) Seller abandoned all economic and ownership interest in the Interests in favor of Buyer, (iii) Seller ceased to be a member of Project LLC and (iv) admitted Buyer as the sole member of Project LLC. Subject to the satisfaction of certain conditions precedent by Seller, BSC agreed to be responsible for all costs of evaluating and incorporating Seller’s high solids anaerobic digestion technology consisting of a proprietary process that uses an anaerobic digester design developed by the U.S. Department of Energy and subsequently modified by Seller in combination with the proprietary bacteria to be supplied by Seller (the “Technology”) and two high solids anaerobic digester units designed by Seller (the “HSAD Units”) in the Project up to a total maximum capacity of 100 tons per day, including both direct and indirect costs, all payments to be made to Seller and all increased costs, expenses and any damages incurred in connection with the design, installation, integration, operation and maintenance of the Technology incorporated into the Project.

Orbit Letter Agreement

BSC agreed in a letter agreement dated January 29, 2015 to pay Orbit an amount equal to thirty percent (30%) of the Project’s distributable cash flow after BSC and the party(ies) making an equity investment in the Project fully recoup their respective investment in the Project (such investment(s) to be calculated solely as amounts expended in and for the construction of the Project) and the Project achieves a thirty (30%) percent internal rate of return, which, for the avoidance of doubt, will take into account and be computed on the basis of any and all benefits from tax credits, depreciation and other incentives of any nature and an annual management fee of $187,500. BSC also agreed to enter into an operations agreement with Orbit in respect of the HSAD Units to be integrated into the Project. A copy of the Orbit Letter Agreement is attached hereto as Exhibit 10.1.

Development and Indemnification Agreement

On January 30, 2015, BSC, Buyer and York Renewable Energy Partners LLC (“York”) entered into a development and indemnification agreement (the “D and I Agreement”) pursuant to which in consideration of the representations and warranties regarding Project LLC, its assets and liabilities and the Project and the covenants of BSC set forth therein, Buyer agreed to pay to BSC $1,250,000 and issue 250 Series B units (“Series B Units”) to BSC and 750 Series A Units (“Series A Units”) to York, such that York will be a member of Buyer holding 750 Series A units representing 75% of the limited liability company interests of Buyer and BSC was admitted as a member of Buyer holding 250 Series B units representing 25% of the limited liability company interests of Buyer in accordance with the terms of an amended and restated limited liability company agreement of Buyer. A copy of the D and I Agreement is attached hereto as Exhibit 10.2.

Concord LLC Agreement

On January 30, 2015, BSC and York entered into an amended and restated limited liability company operating agreement (the “Concord LLC Agreement”) to establish two new classes of limited liability company interests represented by Series A units and Series B units, admit BSC as a 25% member of Buyer (as disclosed above) with BSC’s right to receive distributions from Buyer being subject to certain priorities in favor of York and pay to BSC two equal installments of $587,500 upon (i) mechanical completion of the Project and (ii) commercial operation of the Project. Buyer shall be managed by a board of Managers initially consisting of three managers (the “Board”). So long as York owns more than 50% of the membership interest of Buyer, York shall be entitled to appoint two of the Board’s three managers. So long as BSC owns no less than 12.5% of the membership interests in Buyer, BSC shall be entitled to appoint one manager. In the event that the Board determines in good faith that equity capital in addition to the initial Project budget is needed by Buyer and is in the best interests of the Project, the Board shall, in good faith, determine the amount of additional capital needed and issue new units to raise the necessary funds. In this case, BSC’s percentage interest in Buyer shall be reduced accordingly. There are also certain restrictions on BSC’s right to transfer its membership interests to third-parties. A copy of the Concord LLC Agreement attached hereto as Exhibit 10.3.

The foregoing summaries of the (i) Orbit Letter Agreement, (ii) D and I Agreement and (iii) the Concord LLC Agreement are qualified by and subject to the full text of the FA attached hereto as exhibits 10.1, 10.2 and 10.3.

Item 1.02 Termination of a Material Agreement

On January 30, 2015, we terminated our amended and restated construction finance agreement dated June 6, 2014 with Caterpillar Financial Services Corporation.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Current Report on Form 8-K:

10.1 Orbit Letter Agreement dated January 29, 2015

10.2 D and I Agreement dated January 30, 2015

10.3 Concord LLC Agreement dated January 30, 2015

Pursuant to the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Blue Sphere Corporation

Dated: February 5, 2015

By:	/s/ Shlomo Palas
Name:	Shlomo Palas
Title:	Chief Executive Officer